Exhibit 10.56

      FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This Agreement, entered into on this 27th day of December, 1999, and made effective as of December 27, 1999, by and between Enron Operations Corp., a Delaware corporation ("Employer") having its headquarters at 1400 Smith Street, Houston, Texas 77002 and Enron Corp., an Oregon corporation having its headquarters at 1400 Smith Street, Houston, Texas 77002, and Stanley C. Horton ("Employee"), an individual residing at 70 Champions Bend Circle, Houston, Texas 77069, is an amendment to that certain Executive Employment Agreement between the Company and Employee entered into the 15th day of October, 1996, and made effective as of October 1, 1996 (the "Employment Agreement").

     WHEREAS, the parties desire to amend the Employment
Agreement to provide compensation and to make other amendments to the Employment Agreement as provided herein;

     NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

     3. Effective December 1, 1999, the Employment Agreement is assigned by Enron Operations Corp. to, and assumed by Enron Corp. Any reference to Employer in the Employment Agreement shall mean Enron Corp. Employee consents to such assignment and assumption, and releases Enron Operations Corp. from every obligation under the Employment Agreement. Enron Corp. assumes every obligation of Enron Operations Corp. under the Employment Agreement.

     4. Exhibit "A" to the Employment Agreement is hereby deleted in its entirety and the attached Exhibit "A" is inserted in its entirety.

     5. Article 3, Section 3.5 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

          "3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive a payment of one (1) year's pay as described herein. The payment shall be calculated by taking the average of Employee's annual base salary and performance bonus for the last two (2) years of Employee's employment for a payment equivalent to one (1) year's base and bonus. The first fifty-percent (50%) of the payment shall be paid equally on a monthly basis for the first six
          (6) months following termination of the employment relationship. The remaining fifty-percent (50%) shall be paid at the end of the six (6) month period provided Employee has met the non-competition obligations of this Agreement. Upon an Involuntary Termination after the Term expires, Employee shall be entitled to receive Employee's Monthly Base Salary for three (3) months after the date of termination of the employment relationship; provided, Employee has met the non-competition obligations of this Agreement. The payment shall be calculated based upon Employee's Monthly Base Salary immediately preceding termination of the employment relationship. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section
          3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involun tary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action."

          3.   Article 6, Section 6.1 of the Employment
          Agreement is hereby deleted in its entirety and the following is inserted in its entirety:

          "6.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with
          Employee's duties as a fiduciary and in order to protect Employer's interest in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 6.
          Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its affiliated companies are conducting any business as of the date of termination of the employment relationship or during the previous twelve months conducted any business:

               (i)  engage in any business competitive
          with the business conducted by Employer;

               (ii) render advice or services to, or
          otherwise assist, any other person,
          association, or entity who is engaged,
          directly or indirectly, in any business
          competitive with the business conducted by Employer; or

               (iii) induce any employee of
          Employer or any of its affiliates to
          terminate his or her employment with Employer or its affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

          These non-competition obligations shall
          extend until (a) one year after termination of the employment relationship upon a Voluntary Termination during the Term of this Agreement; (b) six (6) months after the date of termination of the employment relationship upon an Involuntary Termination; or (c) in the event the Term of the Agreement has expired, three (3) months after the date of termination of the employment relationship, whichever event is applicable."

     This Amendment is a First Amendment to the Employment
Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment
Agreement, and any amendments thereto, shall remain in full force and effect and without any change or modification, except as provided herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                              ENRON OPERATIONS CORP.


                              By: /s/ ELAINE V. OVERTURF
                              Name:   Elaine V. Overturf
                              Title:  Deputy Corporate
                                      Secretary
                              This 11th day of January, 2000


                              ENRON CORP.


                              By: /s/ JOSEPH W. SUTTON
                              Name:   Joseph W. Sutton
                              Title:  Vice Chairman
                              This 27th day of December, 1999


                              STANLEY C. HORTON


                              /s/ STANLEY C. HORTON
                              This 27th day of December, 1999